Exhibit 99.1
NEWS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2023
FISCAL 2023 FOURTH QUARTER AND FULL YEAR KEY FINANCIAL HIGHLIGHTS

•Fourth quarter revenues were $2.43 billion, compared to $2.67 billion in the prior year, reflecting the absence of the extra week in the prior year and the negative impact from foreign currency fluctuations
•Net loss in the quarter was $(32) million, inclusive of $166 million related to higher non-cash write-downs and restructuring charges, compared to net income of $127 million in the prior year, which included a $149 million tax benefit
•Fourth quarter Total Segment EBITDA was $341 million, compared to $315 million in the prior year
•Digital revenues accounted for over 50% of total revenues for the full year, marking a key inflection point in the transformation of the Company
•The success of the Professional Information Business has transformed Dow Jones. Segment EBITDA rose 25% for the fourth quarter and 14% for the full year, bolstered by the addition of CMA and OPIS and robust growth in Risk & Compliance revenues
•At the Subscription Video Services Segment, Foxtel Group saw streaming revenue growth more than offset broadcast declines for the fourth quarter and full year, as total paid streaming subscribers reached nearly 3.1 million
•Foxtel Group is nearing completion of its external debt refinancing which is expected to provide a pathway for repayment of News Corp’s shareholder loans

NEW YORK, NY – August 10, 2023 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2023 (includes 13 and 52 weeks, respectively, compared to 14 and 53 weeks in the three months and fiscal year ended June 30, 2022, respectively).

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp's Fiscal 2023 results highlighted the durability and depth of our revenue streams and the impact of stringent cost controls as we navigated challenging macro conditions, supply chain pressures and currency headwinds. We achieved full year Fiscal 2023 revenues of $9.9 billion and profits of over $1.4 billion - the second highest profitability ever recorded by the Company. Our results showed marked improvement in the second half, so with inflation abating, interest rates plateauing and incipient signs of stability in the housing market, we have sound reasons for optimism about the coming quarters.

For the first time, digital accounted for over 50% of News Corp's revenues for the full year, marking a profound transformation during the past decade. That momentum is surely gathering pace in the age of generative AI, which we believe presents a remarkable opportunity to create a new stream of revenues, while allowing us to reduce costs across the business. We are already in active negotiations to establish a value for our unique content sets and IP that will play a crucial role in the future of AI.

Dow Jones posted its highest profitability for both the quarter and the full year since we acquired the company - helped, in particular, by impressive results in the burgeoning professional information business. Not only has Dow Jones doubled its profitability over the past four years but it is also nearing a landmark moment with our lucrative B2B offerings expected to be the largest contributor to profitability in Fiscal 2024 and a key driver of future growth.

At Subscription Video Services, while revenues and profit were impacted by foreign currency headwinds, we achieved growth for the fourth quarter and full year on an adjusted basis – a remarkable turnaround from the recent past and a tribute to the team in Australia. And that turnaround is underscored by Foxtel's imminent completion of a refinancing, which is expected to facilitate repayments of our outstanding shareholder loans beginning in fiscal 2024.”

FOURTH QUARTER RESULTS

The Company reported fiscal 2023 fourth quarter total revenues of $2.43 billion, a 9% decrease compared to $2.67 billion in the prior year period, including the absence of the $110 million, or 4%, benefit from the additional week in the prior year quarter and the $72 million, or 3%, negative impact from foreign currency fluctuations. The decline was largely driven by lower revenues at the Book Publishing segment primarily due to lower book sales and lower revenues at the Digital Real Estate Services segment driven by continued challenging housing market conditions in the U.S. and Australia. The decline was partially offset by higher revenues at the Subscription Video Services segment on a constant currency basis. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) were down 7% compared to the prior year. Adjusted Revenues does not exclude the impact from the additional week in the prior year.

Net loss for the quarter was $(32) million compared to net income of $127 million in the prior year, primarily due to higher income tax expense driven by the absence of a $149 million tax benefit from an adjustment to valuation allowances in the prior year, higher losses from equity affiliates as a result of a non-cash write-down of REA Group’s investment in PropertyGuru of approximately $81 million and higher impairment and restructuring charges, partially offset by higher Other, net and higher Total Segment EBITDA, as discussed below.

The Company reported fourth quarter Total Segment EBITDA of $341 million, an 8% increase compared to $315 million in the prior year primarily due to cost savings across the businesses related to the previously announced headcount and other cost reductions and lower costs at the Other segment due in part to the absence of one-time legal settlement costs of $20 million recognized in the prior year. The increase was partially offset by lower revenues, as discussed above, and higher sports programming rights costs at Foxtel. Adjusted Total Segment EBITDA (as defined in Note 2) increased 2%. Adjusted Total Segment EBITDA does not exclude the impact from the additional week in the prior year.

Net (loss) income per share attributable to News Corporation stockholders was $(0.01) as compared to $0.19 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.14 compared to $0.37 in the prior year.

FULL YEAR RESULTS

The Company reported fiscal 2023 full year total revenues of $9.88 billion, a 5% decrease compared to $10.39 billion in the prior year, including a $494 million, or 5%, negative impact from foreign currency fluctuations and the absence of the $110 million, or 1%, benefit from the additional week in the prior year. The decrease was driven by lower revenues at the Book Publishing segment primarily due to lower book sales and lower revenues at the Digital Real Estate Services segment primarily due to continued challenging housing market conditions in the U.S. and Australia. The decline was partially offset by growth at the Dow Jones segment, which includes the acquisitions of OPIS and Chemical Market Analytics (“CMA”), and at the Subscription Video Services and News Media segments on a constant currency basis. Adjusted Revenues decreased 2%.

Net income for the full year was $187 million, a 75% decrease compared to $760 million in the prior year. The decrease reflects lower Total Segment EBITDA, as discussed below, higher equity losses of affiliates mainly as a result of a non-cash write-down of REA Group’s investment in PropertyGuru of approximately $81 million, higher income tax expense driven by the absence of a $149 million tax benefit from an adjustment to valuation allowances in the prior year, lower Other, net and higher impairment and restructuring charges.

Total Segment EBITDA for the full year was $1.42 billion, a 15% decrease compared to $1.67 billion in the prior year primarily driven by lower revenues, as discussed above, an $80 million or 5% negative impact from foreign currency fluctuations, higher costs at the Dow Jones segment, higher sports programming costs and higher newsprint pricing. The results also include one-time costs related to the professional fees incurred by the Special Committee and the Company in connection with evaluating the proposal from the Murdoch Family Trust, as well as the fees related to the potential sale of Move. The decline was partially offset by cost savings across the businesses due to headcount and other cost reductions and lower costs at the Digital Real Estate Services segment due to lower broker commissions at REA Group and lower discretionary and employee costs at Move, as well as the absence of legal settlement costs at the Other segment. Adjusted Total Segment EBITDA decreased 15%.

Diluted net income per share attributable to News Corporation stockholders was $0.26 as compared to $1.05 in the prior year.

Adjusted diluted EPS were $0.49 compared to $1.20 in the prior year.

SEGMENT REVIEW

	For the three months ended June 30,			For the fiscal years ended June 30,
	2023	2022	% Change	2023	2022	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$369	$443	(17)%	$1,539	$1,741	(12)%
Subscription Video Services	501	524	(4)%	1,942	2,026	(4)%
Dow Jones	546	565	(3)%	2,153	2,004	7%
Book Publishing	446	513	(13)%	1,979	2,191	(10)%
News Media	571	629	(9)%	2,266	2,423	(6)%
Other	—	—	—%	—	—	—%
Total Revenues	$2,433	$2,674	(9)%	$9,879	$10,385	(5)%

Segment EBITDA:
Digital Real Estate Services	$108	$121	(11)%	$457	$574	(20)%
Subscription Video Services	78	81	(4)%	347	360	(4)%
Dow Jones	133	106	25%	494	433	14%
Book Publishing	16	47	(66)%	167	306	(45)%
News Media	45	33	36%	156	217	(28)%
Other	(39)	(73)	47%	(201)	(221)	9%
Total Segment EBITDA	$341	$315	8%	$1,420	$1,669	(15)%

Digital Real Estate Services

Fourth Quarter Segment Results

Revenues in the quarter decreased $74 million, or 17%, compared to the prior year, reflecting a $15 million, or 4%, negative impact from foreign currency fluctuations and the absence of the $14 million, or 3%, benefit from the additional week in the prior year period. Segment EBITDA in the quarter decreased $13 million, or 11%, compared to the prior year, primarily due to the lower revenues and a $7 million, or 6%, negative impact from foreign currency fluctuations. The decline was partially offset by lower discretionary and employee costs at Move and lower broker commissions at REA Group driven by the valuation adjustment related to expected trail commissions. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2), which do not exclude the impact from the additional week, decreased 14% and 5%, respectively.

In the quarter, revenues at REA Group decreased $27 million, or 11%, to $223 million, driven by a $15 million, or 6%, negative impact from foreign currency fluctuations, lower Australian residential revenues due to the decline in national listings, most notably in Sydney and Melbourne, and lower financial services revenues due to a decrease in settlement activity. The decline was partially offset by price increases, increased penetration of Premiere Plus, favorable depth penetration and higher revenues from REA India. Australian national residential buy listing volumes in the quarter declined 18% compared to the prior year, with listings in Sydney and Melbourne down 17% and 16%, respectively.

Move’s revenues in the quarter decreased $47 million, or 24%, to $146 million, primarily as a result of lower real estate revenues and the absence of the $14 million, or 7%, benefit from the additional week in the prior year period. Real estate revenues, which represented 79% of total Move revenues, decreased $47 million, or 29%, driven by the continued impact of the macroeconomic environment on the housing market, including higher mortgage rates, which has led to lower lead and transaction volumes. Revenues from the referral model, which includes the ReadyConnect Concierge℠ product, and the traditional lead generation product decreased due to these factors, partially offset by improved lead optimization. The referral model generated 25% of total Move revenues in the quarter compared to 31% in the prior year. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal fourth quarter declined 20% year-over-year to 74 million. Lead volume declined 14%, which was an improvement from the prior quarter.

Full Year Segment Results

Fiscal 2023 full year revenues decreased $202 million, or 12%, compared to the prior year, reflecting a $74 million, or 5%, negative impact from foreign currency fluctuations. Segment EBITDA for fiscal 2023 decreased $117 million, or 20%, compared to the prior year, primarily due to the lower revenues, a $34 million, or 6%, negative impact from foreign currency fluctuations and higher costs at REA India, partially offset by lower broker commissions at REA Group due to the valuation adjustment related to expected trail commissions and lower settlements and lower discretionary and employee costs at Move. Adjusted Revenues and Adjusted Segment EBITDA decreased 8% and 15%, respectively.

In the fiscal year, REA Group’s revenues decreased $92 million, or 9%, to $937 million, primarily driven by a $74 million, or 7%, negative impact from foreign currency fluctuations. Lower Australian residential revenues due to the decline in national listings, most notably in Sydney and Melbourne, and lower financial services revenues due to declines in settlement activity and the adverse impact from a valuation adjustment related to expected trail commissions, were partially offset by price increases, increased depth penetration in the Australian residential products due to the contribution of Premiere Plus, increased depth penetration for commercial products and higher revenues from REA India. Move’s revenues in the fiscal year decreased $110 million, or 15%, to $602 million, primarily due to lower real estate revenues and the absence of the $14 million, or 2%, benefit from the additional week in the prior year, partially offset by 11% growth in advertising revenues. Move’s real estate revenues, which represented 82% of total Move revenues, declined 20%, primarily due to declines in both the traditional lead generation product and the referral model. Lead volumes declined 29%.

Subscription Video Services

Fourth Quarter Segment Results

Revenues of $501 million in the quarter decreased $23 million, or 4%, compared with the prior year, due to a $37 million, or 7%, negative impact from foreign currency fluctuations. Adjusted Revenues of $538 million increased 3% compared to the prior year. Higher revenues from Kayo and BINGE, driven by increases in both volume and pricing, were partially offset by the impact from fewer residential broadcast subscribers. Foxtel Group streaming subscription revenues represented approximately 29% of total circulation and subscription revenues in the quarter, as compared to 23% in the prior year.

As of June 30, 2023, Foxtel’s total closing paid subscribers were over 4.6 million, a 5% increase compared to the prior year, primarily due to the growth in streaming subscribers driven by BINGE and Kayo, partially offset by lower residential broadcast subscribers. Broadcast subscriber churn in the quarter improved to 11.1%, the lowest level since Fiscal 2016, compared to 13.8% in the prior year. Broadcast ARPU for the quarter increased 2% year-over-year to A$84 (US$56).

	As of June 30,
	2023	2022
	(in 000's)
Broadcast Subscribers
Residential	1,341	1,481
Commercial	233	242
Streaming Subscribers (Total (Paid))
Kayo	1,411 (1,401 paid)	1,312 (1,293 paid)
BINGE	1,541 (1,487 paid)	1,263 (1,192 paid)
Foxtel Now	177 (170 paid)	201 (194 paid)

Total Subscribers (Total (Paid))	4,723 (4,650 paid)	4,529 (4,413 paid)

Segment EBITDA of $78 million in the quarter decreased $3 million, or 4%, compared with the prior year, due to the $6 million, or 8%, negative impact from foreign currency fluctuations. Adjusted Segment EBITDA of $84 million increased 4% compared to the prior year, primarily due to higher revenues in constant currency and lower marketing, employee and transmission costs, partially offset by higher sports programming rights costs, driven mainly by contractual increases across AFL and NRL.

Full Year Segment Results

Fiscal 2023 full year revenues declined $84 million, or 4%, compared with the prior year, due to a $157 million, or 8%, negative impact from foreign currency fluctuations. Adjusted Revenues increased 4% compared to the prior year. Higher streaming revenues, primarily from Kayo and BINGE, higher commercial revenues and higher advertising revenues in constant currency more than offset the revenue declines from lower residential broadcast subscribers. Foxtel Group streaming subscription revenues represented approximately 27% of total circulation and subscription revenues in the fiscal year compared to 20% in the prior year.

Segment EBITDA for fiscal 2023 decreased $13 million, or 4%, compared to the prior year, due to the $29 million, or 8%, negative impact from foreign currency fluctuations. Adjusted Segment EBITDA increased 4%. Higher sports programming costs due to contractual increases across AFL, NRL and Cricket Australia and higher entertainment programming costs were more than offset by the revenue drivers discussed above, as well as lower transmission and marketing costs.

Dow Jones

Fourth Quarter Segment Results

Revenues in the quarter decreased $19 million, or 3%, compared to the prior year, including the absence of $40 million, or 7%, from the additional week in the prior year period and a $13 million contribution from CMA, which was acquired in June 2022. Digital revenues at Dow Jones in the quarter represented 79% of total revenues compared to 76% in the prior year. Adjusted Revenues decreased 6%, which does not exclude the impact from the additional week in the prior year.

Circulation and subscription revenues decreased $2 million, which reflects the absence of a $31 million, or 7%, benefit from the additional week in the prior year and the contribution from the acquisition of CMA. Circulation revenue declined 6%, primarily due to the absence of a $17 million, or 7%, benefit from the additional week in the prior year period, lower print volume and lower revenues from IBD, partially offset by the continued growth in digital-only subscriptions, primarily at The Wall Street Journal. Excluding the absence of the benefit from the additional week in prior year, circulation revenues would have improved 1% compared to the prior year. Professional information business revenues grew 10%, primarily driven by the acquisition of CMA and growth in Risk & Compliance products, partially offset by the absence of a $14 million, or 8%, benefit from the additional week in the prior year. Revenues from the Risk & Compliance products grew 10%, despite being impacted by the absence of the additional week in the prior year. Digital circulation revenues accounted for 70% of circulation revenues for the quarter, compared to 68% in the prior year.

During the fourth quarter, total average subscriptions to Dow Jones’ consumer products reached over 5.2 million, a 7% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 12%. Total subscriptions to The Wall Street Journal grew 6% compared to the prior year, to over 3.9 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 10% to 3.4 million average subscriptions in the quarter, and represented 86% of total Wall Street Journal subscriptions.

	For the three months ended June 30,
	2023	2022	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,406	3,095	10%
Total subscriptions	3,966	3,749	6%
Barron’s Group
Digital-only subscriptions	1,018	848	20%
Total subscriptions	1,168	1,038	13%
Total Consumer
Digital-only subscriptions	4,510	4,029	12%
Total subscriptions	5,242	4,898	7%

Advertising revenues decreased $16 million, or 14%, primarily due to 18% and 10% declines in print and digital advertising revenues, respectively, driven primarily by the absence of a $9 million, or 8%, benefit from the additional week in the prior year period and continued weakness in print advertising, primarily driven by lower technology spending. Excluding the absence of the benefit from the additional week in the prior year, advertising would have decreased 6% compared to the prior year. Digital advertising accounted for 60% of total advertising revenues in the quarter, compared to 58% in the prior year.

Segment EBITDA for the quarter increased $27 million, or 25%, which includes a $5 million contribution from the acquisition of CMA. The growth reflects lower employee and marketing costs and the absence of $2 million in transaction costs related to the acquisition of CMA in the prior year, partially offset by the lower revenues discussed above. Adjusted Segment EBITDA increased 17%.

Full Year Segment Results

Fiscal 2023 full year revenues increased $149 million, or 7%, compared to the prior year, which includes the $97 million and $68 million impacts from the acquisitions of OPIS and CMA, respectively, as well as growth in Risk & Compliance products and digital circulation revenues. The revenue growth was partially offset by the absence of a $40 million, or 2%, benefit from the additional week in the prior year, lower advertising revenues and an $18 million, or 1%, negative impact from foreign currency fluctuations. Adjusted Revenues were flat compared to the prior year. Digital revenues at Dow Jones represented 78% of total revenues compared to 75% in the prior year.

Circulation and subscription revenues increased $173 million, or 11%, which includes higher contributions from the acquisitions of OPIS and CMA. The results also reflect the negative impact from the absence of a $31 million, or 2%, benefit from the additional week in the prior year and an $18 million, or 2%, negative impact from foreign currency fluctuations. Circulation revenues were flat compared to the prior year, reflecting continued strong growth in digital-only subscriptions at The Wall Street Journal, offset by lower print volumes and the absence of an additional week in the prior year. Professional information business revenues grew 31%, driven by the acquisitions of OPIS and CMA as well as 11% growth in Risk & Compliance products, which reached over $250 million in revenues in fiscal 2023, despite the negative impact of foreign exchange fluctuations and the absence of an additional week from the prior year. Digital circulation revenues accounted for 69% of circulation revenues for the year, compared to 67% in the prior year.

Advertising revenue decreased $36 million, or 8%, primarily due to a 12% decrease in print advertising and a 5% decrease in digital advertising, which include the absence of the benefit from the additional week in the prior year. Digital advertising revenues accounted for 61% of total advertising revenues for the year, compared to 59% in the prior year.

Segment EBITDA for fiscal 2023 increased $61 million, or 14%, compared to the prior year, primarily due to higher revenues, as noted above, and the absence of $25 million of OPIS and CMA-related transaction costs incurred in fiscal 2022, partially offset by higher employee costs primarily related to the OPIS and CMA acquisitions. Adjusted Segment EBITDA decreased 4%.

Book Publishing

Fourth Quarter Segment Results

Revenues in the quarter decreased $67 million, or 13%, compared to the prior year, primarily driven by lower book sales due to lower consumer demand industry-wide, weak frontlist performance, which contributed to higher returns, and the absence of a $20 million, or 4%, benefit from the additional week in the prior year period. Key titles in the quarter included Magnolia Table, Volume 3 by Joanna Gaines, Demon Copperhead by Barbara Kingsolver and Remarkably Bright Creatures by Shelby Van Pelt. Adjusted Revenues decreased 13%. Digital sales declined 10% compared to the prior year primarily due to lower e-book sales. Digital sales represented 25% of Consumer revenues for the quarter compared to 24% in the prior year. Backlist sales represented approximately 59% of total revenues in the quarter.

Segment EBITDA for the quarter decreased $31 million, or 66%, compared to the prior year, primarily driven by the lower revenues discussed above and increased expense from higher levels of royalty write-offs. The decrease was also due to higher costs resulting from ongoing supply chain challenges and inventory and inflationary pressures on manufacturing, freight and distribution costs, partially offset by lower marketing and employee costs. Adjusted Segment EBITDA decreased 70%.

Full Year Segment Results

Fiscal 2023 full year revenues decreased $212 million, or 10%, compared to the prior year, primarily driven by lower book sales due to lower consumer demand industry-wide, weak frontlist performance and Amazon’s reset of its inventory levels and rightsizing of its warehouse footprint, which was mostly reflected in the first half. The decline also reflects a $58 million, or 3%, negative impact from foreign currency fluctuations and the absence of the $20 million, or 1%, benefit from the additional week in the prior year. Adjusted Revenues decreased 8% compared to the prior year. Digital sales decreased 5% compared to the prior year, driven by lower e-book sales. Digital sales represented 22% of Consumer revenues for the year compared to 21% in the prior year. Backlist sales represented approximately 60% of total revenues in the year.

Segment EBITDA for fiscal 2023 decreased $139 million, or 45%, from the prior year primarily due to lower revenues, as discussed above, and higher manufacturing, freight and distribution costs related to ongoing supply chain challenges and inventory and inflationary pressures, partially offset by lower costs due to lower sales volumes and lower employee costs. These supply chain challenges and inventory and inflationary pressures are expected to continue to impact the business in the near term, but are expected to moderate in fiscal 2024. Adjusted Segment EBITDA decreased 44%.

News Media

Fourth Quarter Segment Results

Revenues in the quarter decreased $58 million, or 9%, as compared to the prior year, primarily driven by the absence of a $36 million, or 6%, benefit from the additional week in the prior year period and the $18 million, or 3%, negative impact from foreign currency fluctuations. Within the segment, revenues at News Corp Australia and News UK decreased 15% and 7%, respectively, as both were impacted by the absence of the additional week in the prior year and negative foreign currency fluctuations. Adjusted Revenues for the segment decreased 7% compared to the prior year.

Circulation and subscription revenues decreased $21 million, or 7%, compared to the prior year, primarily due to the absence of a $19 million, or 6%, benefit from the additional week in the prior year period, a $9 million, or 3%, negative impact from foreign currency fluctuations and lower print volume. The decline was partially offset by cover price increases and digital subscriber growth. Excluding the absence of the benefit from the additional week in the prior year and the impact of negative foreign currency fluctuations, circulation and subscription revenues would have increased 2%.

Advertising revenues decreased $40 million, or 15%, compared to the prior year, primarily due to the absence of a $15 million, or 6%, benefit from the additional week in the prior year period, lower print and digital advertising at News Corp Australia, lower print advertising at News UK and a $6 million, or 2%, negative impact from foreign currency fluctuations. The decline was partially offset by growth in digital advertising at News UK. Excluding the absence of the benefit from the additional week in the prior year and the impact of negative foreign currency fluctuations, advertising revenues would have decreased 7%.

In the quarter, Segment EBITDA increased $12 million, or 36%, compared to the prior year, driven by cost saving initiatives, the Company’s continued transition to digital products and approximately $7 million of lower costs related to TalkTV and other digital investments, mainly at News Corp Australia. The increase was partially offset by lower revenues, as discussed above, higher newsprint, production and distribution costs due to supply chain and inflationary pressures and a $2 million, or 6%, negative impact from foreign currency fluctuations. Adjusted Segment EBITDA increased 42%.

Digital revenues represented 36% of News Media segment revenues in the quarter, compared to 35% in the prior year, and represented 34% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of June 30, 2023 were 1,059,000 (943,000 for news mastheads), compared to 964,000 (882,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of June 30, 2023 were 565,000, compared to 508,000 in the prior year (Source: Internal data). During the fourth quarter of fiscal 2023, News UK updated its methodology for counting subscribers receiving a print and digital bundle to begin allocating these subscribers between print and digital based on the number of print copies served during the week instead of wholly to print. This change resulted in a 59,000 and 63,000 increase to the closing digital subscriber number at June 30, 2023 and 2022, respectively
•The Sun’s digital offering reached 159 million global monthly unique users in June 2023 (Source: Meta Pixel; prior year comparable statistic unavailable due to source change)
•New York Post’s digital network reached 145 million unique users in June 2023, compared to 198 million in the prior year (Source: Google Analytics)

Full Year Segment Results

Fiscal 2023 full year revenues decreased $157 million, or 6%, compared to the prior year, which includes a $187 million, or 7%, negative impact from foreign currency fluctuations and the absence of a $36 million, or 1%, benefit from the additional week in the prior year. Within the segment, revenues at News Corp Australia and News UK decreased 8% and 7%, respectively, as both were impacted by negative foreign currency fluctuations and the absence of the additional week in the prior year, while the New York Post saw higher revenues of 4%. Adjusted Revenues for the segment increased 1% compared to the prior year.

Circulation and subscription revenues decreased $68 million, or 6%, compared to the prior year, primarily due to a $93 million, or 8%, negative impact from foreign currency fluctuations, print volume declines and the absence of a $19 million, or 2%, benefit from the additional week in the prior year, partially offset by cover price increases, digital subscriber growth and higher content licensing revenues. Advertising revenues decreased $98 million, or 10%, compared to the prior year, driven by a $70 million, or 7%, negative impact from foreign currency fluctuations, lower print advertising at News UK, the absence of the additional week in the prior year and lower digital and print advertising at News Corp Australia, partially offset by growth in digital advertising at News UK.

Segment EBITDA for fiscal 2023 decreased $61 million, or 28%, compared to the prior year, driven by lower revenues, as discussed above, the impact of inflationary pressures on costs, primarily in newsprint, and higher costs related to TalkTV and other digital investments, primarily at News Corp Australia. The decline was partially offset by cost savings initiatives across the businesses, particularly News Corp Australia and News UK. Adjusted Segment EBITDA decreased 24% compared to the prior year.

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow and free cash flow available to News Corporation:

	For the fiscal years ended June 30,
	2023	2022
	(in millions)
Net cash provided by operating activities	$1,092	$1,354
Less: Capital expenditures	(499)	(499)
Free cash flow	593	855
Less: REA Group free cash flow	(234)	(279)
Plus: Cash dividends received from REA Group	91	87
Free cash flow available to News Corporation	$450	$663

Net cash provided by operating activities of $1,092 million for the fiscal year ended June 30, 2023 was $262 million lower than $1,354 million in the prior year, primarily due to lower Total Segment EBITDA, as noted above.

Free cash flow in the fiscal year ended June 30, 2023 was $593 million compared to $855 million in the prior year. Free cash flow available to News Corporation in the fiscal year ended June 30, 2023 was $450 million compared to $663 million in the prior year. The decrease in both free cash flow and free cash flow available to News Corporation was primarily due to lower cash provided by operating activities, as mentioned above. Foxtel’s capital expenditures for the fiscal year ended June 30, 2023 were $152 million compared to $189 million in the prior year.

Free cash flow and free cash flow available to News Corporation are non-GAAP financial measures. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, and free cash flow available to News Corporation is defined as free cash flow, less REA Group free cash flow, plus cash dividends received from REA Group.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends. The Company believes free cash flow available to News Corporation, which adjusts free cash flow to exclude REA Group’s free cash flow and include dividends received from REA Group, provides management and investors with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of both free cash flow and free cash flow available to News Corporation is that they do not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow and free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Dividends

The Company declared today a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on October 11, 2023 to stockholders of record as of September 13, 2023.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues, free cash flow and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities to free cash flow and free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EDT on August 10, 2023. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the Company’s cost savings initiatives, including announced headcount reductions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended June 30,		For the fiscal years ended June 30,
	2023	2022	2023	2022
Revenues:
Circulation and subscription	$1,129	$1,177	$4,447	$4,425
Advertising	424	479	1,687	1,821
Consumer	425	491	1,899	2,106
Real estate	293	359	1,189	1,347
Other	162	168	657	686
Total Revenues	2,433	2,674	9,879	10,385
Operating expenses	(1,271)	(1,355)	(5,124)	(5,124)
Selling, general and administrative	(821)	(1,004)	(3,335)	(3,592)
Depreciation and amortization	(178)	(183)	(714)	(688)
Impairment and restructuring charges	(85)	(27)	(150)	(109)
Equity losses of affiliates	(84)	(3)	(127)	(13)
Interest expense, net	(22)	(31)	(100)	(99)
Other, net	11	(91)	1	52
(Loss) income before income tax (expense) benefit	(17)	(20)	330	812
Income tax (expense) benefit	(15)	147	(143)	(52)
Net (loss) income	(32)	127	187	760
Less: Net loss (income) attributable to noncontrolling interests	24	(17)	(38)	(137)
Net (loss) income attributable to News Corporation stockholders	$(8)	$110	$149	$623

Weighted average shares outstanding:
Basic	573	586	576	590
Diluted	573	589	579	593

Net (loss) income attributable to News Corporation stockholders per share:
Basic	$(0.01)	$0.19	$0.26	$1.06
Diluted	$(0.01)	$0.19	$0.26	$1.05

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of June 30, 2023	As of June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,833	$1,822
Receivables, net	1,425	1,502
Inventory, net	311	311
Other current assets	484	458
Total current assets	4,053	4,093

Non-current assets:
Investments	427	488
Property, plant and equipment, net	2,042	2,103
Operating lease right-of-use assets	1,036	891
Intangible assets, net	2,489	2,671
Goodwill	5,140	5,169
Deferred income tax assets	393	422
Other non-current assets	1,341	1,384
Total assets	$16,921	$17,221

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$440	$411
Accrued expenses	1,123	1,236
Deferred revenue	622	604
Current borrowings	347	293
Other current liabilities	953	975
Total current liabilities	3,485	3,519

Non-current liabilities:
Borrowings	2,620	2,776
Retirement benefit obligations	134	155
Deferred income tax liabilities	163	198
Operating lease liabilities	1,128	947
Other non-current liabilities	446	483
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,449	11,779
Accumulated deficit	(2,144)	(2,293)
Accumulated other comprehensive loss	(1,247)	(1,270)
Total News Corporation stockholders' equity	8,064	8,222
Noncontrolling interests	881	921
Total equity	8,945	9,143
Total liabilities and equity	$16,921	$17,221

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the fiscal years ended June 30,
	2023	2022
Operating activities:
Net income	$187	$760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	714	688
Operating lease expense	109	125
Equity losses of affiliates	127	13
Cash distributions received from affiliates	7	23
Impairment charges	25	15
Other, net	(1)	(52)
Deferred income taxes and taxes payable	6	(125)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(146)	(51)
Inventories, net	(2)	(87)
Accounts payable and other liabilities	66	45
Net cash provided by operating activities	1,092	1,354
Investing activities:
Capital expenditures	(499)	(499)
Acquisitions, net of cash acquired	(17)	(1,501)
Investments in equity affiliates	(43)	(71)
Other investments	(60)	(41)
Proceeds from property, plant and equipment and other asset dispositions	66	3
Other, net	(21)	33
Net cash used in investing activities	(574)	(2,076)
Financing activities:
Borrowings	514	1,690
Repayment of borrowings	(589)	(838)
Repurchase of shares	(243)	(179)
Dividends paid	(174)	(175)
Other, net	(9)	(94)
Net cash (used in) provided by financing activities	(501)	404
Net change in cash and cash equivalents	17	(318)
Cash and cash equivalents, beginning of year	1,822	2,236
Exchange movement on opening cash balance	(6)	(96)
Cash and cash equivalents, end of year	$1,833	$1,822

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net (loss) income to Total Segment EBITDA for the three months and fiscal years ended June 30, 2023 and 2022:

	For the three months ended June 30,
	2023	2022	Change	% Change
	(in millions)
Net (loss) income	$(32)	$127	$(159)	**
Add:
Income tax expense (benefit)	15	(147)	162	**
Other, net	(11)	91	(102)	**
Interest expense, net	22	31	(9)	(29)%
Equity losses of affiliates	84	3	81	**
Impairment and restructuring charges	85	27	58	**
Depreciation and amortization	178	183	(5)	(3)%
Total Segment EBITDA	$341	$315	$26	8%
** - Not meaningful

	For the fiscal years ended June 30,
	2023	2022	Change	% Change
	(in millions)
Net income	$187	$760	$(573)	(75)%
Add:
Income tax expense	143	52	91	**
Other, net	(1)	(52)	51	98%
Interest expense, net	100	99	1	1%
Equity losses of affiliates	127	13	114	**
Impairment and restructuring charges	150	109	41	38%
Depreciation and amortization	714	688	26	4%
Total Segment EBITDA	$1,420	$1,669	$(249)	(15)%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2023 and 2022:

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2023	2022	Difference	2023	2022	Difference
	(in millions)			(in millions)
As reported	$2,433	$2,674	$(241)	$341	$315	$26
Impact of acquisitions	(19)	—	(19)	(10)	3	(13)
Impact of divestitures	—	—	—	—	—	—
Impact of foreign currency fluctuations	72	—	72	14	—	14
Impact of litigation charges	—	—	—	—	20	(20)
Net impact of U.K. Newspaper Matters	—	—	—	3	2	1
As adjusted	$2,486	$2,674	$(188)	$348	$340	$8

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2023	2022	Difference	2023	2022	Difference
	(in millions)			(in millions)
As reported	$9,879	$10,385	$(506)	$1,420	$1,669	$(249)
Impact of acquisitions	(196)	—	(196)	(57)	18	(75)
Impact of divestitures	—	(1)	1	—	5	(5)
Impact of foreign currency fluctuations	494	—	494	80	—	80
Impact of litigation charges	—	—	—	—	20	(20)
Net impact of U.K. Newspaper Matters	—	—	—	16	11	5
As adjusted	$10,177	$10,384	$(207)	$1,459	$1,723	$(264)

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods in the fiscal years ended June 30, 2023 and 2022 are as follows:

	Fiscal Year 2023
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.68	$0.66	$0.68	$0.67
U.S. Dollar per British Pound Sterling	$1.17	$1.17	$1.22	$1.25

	Fiscal Year 2022
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.74	$0.73	$0.72	$0.72
U.S. Dollar per British Pound Sterling	$1.38	$1.35	$1.34	$1.26

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2023 and 2022 are as follows:

	For the three months ended June 30,
	2023	2022	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$383	$443	(14)%
Subscription Video Services	538	524	3%
Dow Jones	532	565	(6)%
Book Publishing	446	513	(13)%
News Media	587	629	(7)%
Other	—	—	—%
Adjusted Total Revenues	$2,486	$2,674	(7)%

Adjusted Segment EBITDA:
Digital Real Estate Services	$115	$121	(5)%
Subscription Video Services	84	81	4%
Dow Jones	127	109	17%
Book Publishing	14	47	(70)%
News Media	47	33	42%
Other	(39)	(51)	24%
Adjusted Total Segment EBITDA	$348	$340	2%

	For the fiscal years ended June 30,
	2023	2022	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$1,603	$1,740	(8)%
Subscription Video Services	2,099	2,026	4%
Dow Jones	2,006	2,004	—%
Book Publishing	2,026	2,191	(8)%
News Media	2,443	2,423	1%
Other	—	—	—%
Adjusted Total Revenues	$10,177	$10,384	(2)%

Adjusted Segment EBITDA:
Digital Real Estate Services	$491	$579	(15)%
Subscription Video Services	376	360	4%
Dow Jones	434	451	(4)%
Book Publishing	170	306	(44)%
News Media	166	217	(24)%
Other	(178)	(190)	6%
Adjusted Total Segment EBITDA	$1,459	$1,723	(15)%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended June 30, 2023 and 2022:

	For the three months ended June 30, 2023
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Impact of Litigation Charges	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$369	$(1)	$—	$15	$—	$—	$383
Subscription Video Services	501	—	—	37	—	—	538
Dow Jones	546	(13)	—	(1)	—	—	532
Book Publishing	446	(3)	—	3	—	—	446
News Media	571	(2)	—	18	—	—	587
Other	—	—	—	—	—	—	—
Total Revenues	$2,433	$(19)	$—	$72	$—	$—	$2,486

Segment EBITDA:
Digital Real Estate Services	$108	$—	$—	$7	$—	$—	$115
Subscription Video Services	78	—	—	6	—	—	84
Dow Jones	133	(5)	—	(1)	—	—	127
Book Publishing	16	(2)	—	—	—	—	14
News Media	45	—	—	2	—	—	47
Other	(39)	(3)	—	—	—	3	(39)
Total Segment EBITDA	$341	$(10)	$—	$14	$—	$3	$348

	For the three months ended June 30, 2022
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Impact of Litigation Charges	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$443	$—	$—	$—	$—	$—	$443
Subscription Video Services	524	—	—	—	—	—	524
Dow Jones	565	—	—	—	—	—	565
Book Publishing	513	—	—	—	—	—	513
News Media	629	—	—	—	—	—	629
Other	—	—	—	—	—	—	—
Total Revenues	$2,674	$—	$—	$—	$—	$—	$2,674

Segment EBITDA:
Digital Real Estate Services	$121	$—	$—	$—	$—	$—	$121
Subscription Video Services	81	—	—	—	—	—	81
Dow Jones	106	3	—	—	—	—	109
Book Publishing	47	—	—	—	—	—	47
News Media	33	—	—	—	—	—	33
Other	(73)	—	—	—	20	2	(51)
Total Segment EBITDA	$315	$3	$—	$—	$20	$2	$340

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the fiscal years ended June 30, 2023 and 2022:

	For the fiscal year ended June 30, 2023
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Impact of Litigation Charges	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,539	$(10)	$—	$74	$—	$—	$1,603
Subscription Video Services	1,942	—	—	157	—	—	2,099
Dow Jones	2,153	(165)	—	18	—	—	2,006
Book Publishing	1,979	(11)	—	58	—	—	2,026
News Media	2,266	(10)	—	187	—	—	2,443
Other	—	—	—	—	—	—	—
Total Revenues	$9,879	$(196)	$—	$494	$—	$—	$10,177

Segment EBITDA:
Digital Real Estate Services	$457	$—	$—	$34	$—	$—	$491
Subscription Video Services	347	—	—	29	—	—	376
Dow Jones	494	(59)	—	(1)	—	—	434
Book Publishing	167	(2)	—	5	—	—	170
News Media	156	(3)	—	13	—	—	166
Other	(201)	7	—	—	—	16	(178)
Total Segment EBITDA	$1,420	$(57)	$—	$80	$—	$16	$1,459

	For the fiscal year ended June 30, 2022
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Impact of Litigation Charges	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,741	$—	$(1)	$—	$—	$—	$1,740
Subscription Video Services	2,026	—	—	—	—	—	2,026
Dow Jones	2,004	—	—	—	—	—	2,004
Book Publishing	2,191	—	—	—	—	—	2,191
News Media	2,423	—	—	—	—	—	2,423
Other	—	—	—	—	—	—	—
Total Revenues	$10,385	$—	$(1)	$—	$—	$—	$10,384

Segment EBITDA:
Digital Real Estate Services	$574	$—	$5	$—	$—	$—	$579
Subscription Video Services	360	—	—	—	—	—	360
Dow Jones	433	18	—	—	—	—	451
Book Publishing	306	—	—	—	—	—	306
News Media	217	—	—	—	—	—	217
Other	(221)	—	—	—	20	11	(190)
Total Segment EBITDA	$1,669	$18	$5	$—	$20	$11	$1,723

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net (loss) income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2023 and 2022:

	For the three months ended June 30, 2023		For the three months ended June 30, 2022
(in millions, except per share data)	Net (loss) income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net (loss) income	$(32)		$127
Less: Net loss (income) attributable to noncontrolling interests	24		(17)
Net (loss) income attributable to News Corporation stockholders	$(8)	$(0.01)	$110	$0.19
U.K. Newspaper Matters	3	—	2	—
Litigation charges	—	—	20	0.03
Impairment and restructuring charges (a)	85	0.15	27	0.05
Equity losses of affiliates (b)	81	0.14	—	—
Other, net	(11)	(0.02)	91	0.15
Tax impact on items above	(37)	(0.06)	(30)	(0.05)
Impact of noncontrolling interest on items above	(35)	(0.06)	(2)	—
As adjusted	$78	$0.14	$218	$0.37
(a)During the three months ended June 30, 2023, the Company recognized non-cash impairment charges of $25 million related to the impairment of certain indefinite-lived intangible assets during the Company’s annual impairment assessment.
(b)During the three months ended June 30, 2023, the Company recognized a non-cash write-down of REA Group’s investment in PropertyGuru of approximately $81 million.

	For the fiscal year ended June 30, 2023		For the fiscal year ended June 30, 2022
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$187		$760
Less: Net income attributable to noncontrolling interests	(38)		(137)
Net income attributable to News Corporation stockholders	$149	$0.26	$623	$1.05
U.K. Newspaper Matters	16	0.02	11	0.02
Litigation charges	—	—	20	0.03
Impairment and restructuring charges (a)	150	0.26	109	0.18
Equity losses of affiliates (b)	81	0.14	3	0.01
Other, net	(1)	—	(52)	(0.09)
Tax impact on items above	(76)	(0.13)	(45)	(0.08)
Impact of noncontrolling interest on items above	(36)	(0.06)	43	0.08
As adjusted	$283	$0.49	$712	$1.20
(a)During the fiscal year ended June 30, 2023, the Company recognized non-cash impairment charges of $25 million related to the impairment of certain indefinite-lived intangible assets during the Company’s annual impairment assessment.
During the fiscal year ended June 30, 2022, the Company recognized a non-cash impairment charge of $15 million related to the write-down of fixed assets associated with the shutdown and sale of certain U.S. printing facilities at the Dow Jones segment.
(b)During the fiscal year ended June 30, 2023, the Company recognized a non-cash write-down of REA Group’s investment in PropertyGuru of approximately $81 million.
During the fiscal year ended June 30, 2022, the Company recognized a non-cash impairment charge related to an equity method investment.

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three months and fiscal year ended June 30, 2023:

	Q4 Fiscal 2022	Q4 Fiscal 2023	FX impact	Q4 Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$1,177	$1,129	$(38)	$1,167	(4)%	(1)%
Advertising	479	424	(12)	436	(11)%	(9)%
Consumer	491	425	(3)	428	(13)%	(13)%
Real estate	359	293	(12)	305	(18)%	(15)%
Other	168	162	(7)	169	(4)%	1%
Total revenues	$2,674	$2,433	$(72)	$2,505	(9)%	(6)%

Digital Real Estate Services:
Circulation and subscription	$4	$3	$—	$3	(25)%	(25)%
Advertising	36	37	—	$37	3%	3%
Real estate	359	293	(12)	$305	(18)%	(15)%
Other	44	36	(3)	$39	(18)%	(11)%
Total Digital Real Estate Services segment revenues	$443	$369	$(15)	$384	(17)%	(13)%

REA Group revenues	$250	$223	$(15)	$238	(11)%	(5)%

Subscription Video Services:
Circulation and subscription	$446	$422	$(30)	$452	(5)%	1%
Advertising	67	67	(6)	$73	—%	9%
Other	11	12	(1)	$13	9%	18%
Total Subscription Video Services segment revenues	$524	$501	$(37)	$538	(4)%	3%

	Q4 Fiscal 2022	Q4 Fiscal 2023	FX impact	Q4 Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Dow Jones:
Circulation and subscription	$434	$432	$1	$431	—%	(1)%
Advertising	116	100	—	$100	(14)%	(14)%
Other	15	14	—	$14	(7)%	(7)%
Total Dow Jones segment revenues	$565	$546	$1	$545	(3)%	(4)%

Book Publishing:
Consumer	491	425	(3)	$428	(13)%	(13)%
Other	22	21	—	$21	(5)%	(5)%
Total Book Publishing segment revenues	$513	$446	$(3)	$449	(13)%	(12)%

News Media:
Circulation and subscription	$293	$272	$(9)	$281	(7)%	(4)%
Advertising	260	220	(6)	$226	(15)%	(13)%
Other	76	79	(3)	$82	4%	8%
Total News Media segment revenues	$629	$571	$(18)	$589	(9)%	(6)%

News UK
Circulation and subscription	$149	$138	$(1)	$139	(7)%	(7)%
Advertising	78	72	—	$72	(8)%	(8)%
Other	29	29	—	$29	—%	—%
Total News UK revenues	$256	$239	$(1)	$240	(7)%	(6)%

News Corp Australia
Circulation and subscription	$120	$109	$(7)	$116	(9)%	(3)%
Advertising	129	96	(6)	$102	(26)%	(21)%
Other	43	44	(3)	$47	2%	9%
Total News Corp Australia revenues	$292	$249	$(16)	$265	(15)%	(9)%

	Fiscal 2022	Fiscal 2023	FX impact	Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$4,425	$4,447	$(245)	$4,692	—%	6%
Advertising	1,821	1,687	(92)	1,779	(7)%	(2)%
Consumer	2,106	1,899	(58)	1,957	(10)%	(7)%
Real estate	1,347	1,189	(55)	1,244	(12)%	(8)%
Other	686	657	(44)	701	(4)%	2%
Total revenues	$10,385	$9,879	$(494)	$10,373	(5)%	—%

Digital Real Estate Services:
Circulation and subscription	$13	$12	$—	$12	(8)%	(8)%
Advertising	135	140	(3)	$143	4%	6%
Real estate	1,347	1,189	(55)	$1,244	(12)%	(8)%
Other	246	198	(16)	$214	(20)%	(13)%
Total Digital Real Estate Services segment revenues	$1,741	$1,539	$(74)	$1,613	(12)%	(7)%

REA Group revenues	$1,029	$937	$(74)	$1,011	(9)%	(2)%

Subscription Video Services:
Circulation and subscription	$1,753	$1,671	$(134)	$1,805	(5)%	3%
Advertising	232	227	(19)	$246	(2)%	6%
Other	41	44	(4)	$48	7%	17%
Total Subscription Video Services segment revenues	$2,026	$1,942	$(157)	$2,099	(4)%	4%

Dow Jones:
Circulation and subscription	$1,516	$1,689	$(18)	$1,707	11%	13%
Advertising	449	413	—	$413	(8)%	(8)%
Other	39	51	—	$51	31%	31%
Total Dow Jones segment revenues	$2,004	$2,153	$(18)	$2,171	7%	8%

Book Publishing:
Consumer	2,106	1,899	(58)	$1,957	(10)%	(7)%
Other	85	80	—	$80	(6)%	(6)%
Total Book Publishing segment revenues	$2,191	$1,979	$(58)	$2,037	(10)%	(7)%

	Fiscal 2022	Fiscal 2023	FX impact	Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
News Media:
Circulation and subscription	$1,143	$1,075	$(93)	$1,168	(6)%	2%
Advertising	1,005	907	(70)	$977	(10)%	(3)%
Other	275	284	(24)	$308	3%	12%
Total News Media segment revenues	$2,423	$2,266	$(187)	$2,453	(6)%	1%

News UK
Circulation and subscription	$577	$536	$(58)	$594	(7)%	3%
Advertising	313	288	(25)	$313	(8)%	—%
Other	117	109	(11)	$120	(7)%	3%
Total News UK revenues	$1,007	$933	$(94)	$1,027	(7)%	2%

News Corp Australia
Circulation and subscription	$474	$440	$(34)	$474	(7)%	—%
Advertising	466	412	(32)	$444	(12)%	(5)%
Other	148	146	(11)	$157	(1)%	6%
Total News Corp Australia revenues	$1,088	$998	$(77)	$1,075	(8)%	(1)%